                               FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF EXCHANGE

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF EXCHANGE (this "Amendment"), made as of the 10th day of January, 1998, by and among ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997, ADVANCED COMMUNICATIONS CORP. (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996, 1+ USA V ACQUISITION CORP., a Delaware corporation, FEIST LONG DISTANCE SERVICE, INC., a Kansas corporation, and THOMAS J. FEIST, ROBERTA FEIST, JAY A. FEIST, TODD J. FEIST, JILL FEIST UTZ, PAULA FEIST ALEFS, KATHY J. FEIST and JODI L. FEIST, the only Stockholders of the Company, amends the Agreement and Plan of Exchange dated as of October 6, 1997 among the parties (the "Restated Agreement"; and as amended hereby, the "Agreement").

                                    RECITALS

                  WHEREAS, the parties wish to extend the date by which the transactions contemplated by this Agreement to take place at the Closing shall occur, to amend the cash portion of the purchase price, and to reflect certain other agreements among them; and

                  WHEREAS, all capitalized terms not otherwise defined herein have the meanings ascribed to them in the Restated Agreement;

                  NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements herein contained, and other consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:


1.       AMENDMENT TO SECTION 2

         1.1 The phrase "$5 million in immediately available funds" in Section 2 is deleted and is replaced by the phrase "$1.5 million in immediately available funds."

         1.2 The phrase "Sections 9.11, 9.13, 9.l5, and 9.16" in Section 2 is deleted and is replaced by the phrase "Sections 9.11, 9.13, 9.15, 9.16 and 9.17."

         1.3 The column headed "Amount of Cash Deliverable" in the chart in
Section 2 is modified as follows:


        NAME OF STOCKHOLDER                        AMOUNT OF CASH
                                                     DELIVERABLE
Thomas J. Feist                                   $        300,000
Roberta Feist                                              300,000
Jay A. Feist                                               150,000
Todd J. Feist                                              150,000
Jill Feist Utz                                             150,000
Paula Feist Alefs                                          150,000
Kathy J. Feist                                             150,000
Jodi L. Feist                                              150,000

    TOTAL                                        $       1,500,000


2.       ADDITION OF SECTION 8.10.

         2.1      The following is added as Section 7.10 of the Agreement:

                  7.10. Employment Agreement. Concurrently with the execution of this Amendment, each party referenced in the Employment Agreement set forth as Annex VII hereto shall execute and deliver a copy of the same to the other parties thereto.


3.       ADDITION OF SECTION 8.10.

         3.1      The following is added as Section 8.10 of the Agreement:

                  8.10. Agreement Regarding Oklahoma City. Purchaser shall have executed and delivered to FPI an agreement in the form attached hereto as Annex VI.

4.       ADDITION OF SECTION 9.17

         4.1      The following is added as Section 9.17 of the Agreement:

                  9.17. Agreement Regarding Oklahoma City. FPI shall have executed and delivered to Purchaser an agreement in the form attached hereto as Annex VI.


5.       EXTENSION OF CLOSING DATE.

         The phrase, "January 31, 1998," in Section 11.1(ii) of the Restated Agreement is deleted and replaced by the phrase, "February 20, 1998."


6.       AMENDMENT OF 12.1.

         6.1 The phrase "Each of the Stockholders will not" in the first sentence of Section 12.1 is deleted and replaced by the phrase, "Except as otherwise provided in Annex VI, each of the Stockholders will not."


7.       MISCELLANEOUS

         7.1 Counterparts. For the convenience of the parties, any number of counterparts of this Amendment may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. A facsimile copy of a signature page to this Amendment shall be accorded the same force and effect as a manually executed original counterpart of a signature page to this Amendment.

         7.2 Integration Clause. The Restated Agreement, as modified by this Amendment, represents the final agreement among the parties relating to its subject matter and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                ADVANCED COMMUNICATIONS GROUP, INC.



                                By: /s/ Richard P. Anthony
                                   -----------------------------------------
                                Name:  Richard P. Anthony
                                Title: Chairman and Chief Executive Officer


                                ADVANCED COMMUNICATIONS CORP.


                                By: /s/ Rod K. Cutsinger
                                   -----------------------------------------
                                Name:  Rod K. Cutsinger
                                Title: Chairman and Chief Executive Officer



                                1+  USA V ACQUISITION CORP.



                                By: /s/ Brad K. Cutsinger
                                   -----------------------------------------
                                Name:  Brad K. Cutsinger
                                Title: President

                                FEIST LONG DISTANCE SERVICE, INC.



                                By: /s/ Roberta Feist
                                   -----------------------------------------
                                Name:  Roberta Feist
                                Title: Chairman of the Board


                                By: /s/ Todd J. Feist
                                   -----------------------------------------
                                Name:  Todd J. Feist
                                Title: President

                                      STOCKHOLDERS:




                                      /s/ Thomas J. Feist
                                      -------------------------------------
                                      Thomas J. Feist



                                      /s/ Roberta Feist
                                      -------------------------------------
                                      Roberta Feist



                                      /s/ Jay A. Feist
                                      -------------------------------------
                                      Jay A. Feist



                                      /s/ Todd J. Feist
                                      -------------------------------------
                                      Todd J. Feist



                                      /s/ Jill Feist Utz
                                      -------------------------------------
                                      Jill Feist Utz



                                      /s/ Paula Feist Alefs
                                      -------------------------------------
                                      Paula Feist Alefs



                                      /s/ Kathy J. Feist
                                      -------------------------------------
                                      Kathy J. Feist


                                      /s/ Jodi L. Feist
                                      -------------------------------------
                                      Jodi L. Feist

                                    ANNEX VI

                       ADVERTISEMENT AND RESALE AGREEMENT


         THIS ADVERTISEMENT AND RESALE AGREEMENT, executed this _____ day of ____________, 1998, is by and between Feist Publications, Inc., a Kansas corporation, and Advanced Communications Group, Inc., a Delaware corporation.

         The parties hereto agree:

         1.       Definitions.

                  1.1 "ACG" means Advanced Communications Group, Inc. and its Affiliates.

                  1.2 "Affiliate" means any natural person or entity who directly or through one or more intermediaries controls, is controlled by or is under common control with a party hereto.

                  1.3 "FPI" means Feist Publications Inc. and its Affiliates.

                  1.4 "Service" means only long distance telephone service, local telephone service, Internet access services, and cellular telephone services.

                  1.5 "Term" means the period commencing as of the date first set forth above and ending on the fifth anniversary thereof.

                  1.6 "Territory" means Oklahoma City and its greater metropolitan area.

                  2. Advertisement. FPI agrees that, during the Term, it will publish at no cost to ACG eight white pages of forward text information furnished by ACG from time to time in front of each telephone directory that FPI publishes covering all or any portion of the Territory. The copy for such pages supplied by ACG shall in general be copy used to familiarize prospective customers of ACG of the various Services it offers and to provide them with instructions on how to use and order such Services. The text shall be inserted before the "telephone companies" portion of the forward white pages text in such directories and shall be subject to FPI approval, which shall not be unreasonably withheld or delayed, as to its content.

         3.       Noncompetition Agreement.

                  3.1 FPI agrees that during the Term it will not provide, sell, resell, solicit or encourage the purchase of or otherwise participate in or derive any remuneration or economic benefit from the sale, resale or provision of Services in the Territory, except that FPI may solicit for ACG customers to which ACG may provide such Services. As compensation for soliciting customers for ACG, ACG will pay to FPI a one-time fee of $10 for each new customer for which FPI provides to ACG a duly executed letter of authorization or other satisfactory documentation from such customer subscribing for Services from ACG. FPI acknowledges that ACG will also be actively soliciting customers for Services in the Territory. ACG shall have the right to establish from time to time, in its discretion, reasonable terms and conditions concerning the solicitation of such Services.

                  3.2 ACG makes no warranty, representation, guaranty or indemnity concerning the Services FPI may elect to solicit for ACG pursuant to this paragraph 3, and without limiting the foregoing in any way, any implied warranties (including without limitation the implied warranties of merchantability, fitness for a particular purpose and good and workmanlike manner) are hereby excluded. FPI agrees that ACG's liability (under breach of contract, negligence, strict liability or otherwise), if any, for any damages relating to the sale, provision of or failure to provide Services will in no event include consequential, incidental, indirect, special or other damages of any kind including loss of profits, even if the other party has been advised of the likelihood of the occurrence of such damages.

                  3.3 Subject to such reasonable terms and conditions as ACG may establish from time to time, ACG hereby grants to FPI a revocable, nonexclusive right to use in the Territory, for the sole purpose of soliciting customers for ACG's Services as provided above, the trademarks used by ACG in selling the Services. FPI shall use no other marks in connection with the solicitation of customers for ACG's Services.

         4. Standstill. ACG agrees that, during the Term, it shall not publish a yellow pages telephone directory covering any portion of the Territory. Nothing in this paragraph 4 shall prohibit ACG from continuing to publish during the Term any yellow page directory in publication by ACG as of December 31, 1997.

         5. Saving Clause. The parties acknowledge: (i) that the covenant set forth in the paragraph above is necessary to induce the shareholders of Feist Long Distance Service Inc., who also the owners of FPI, to enter into the Agreement and Plan of Exchange dated as of October 6, 1997, as amended by the First Amendment to Agreement and Plan of Exchange dated as of the date first set forth above; (ii) that such covenant is intended solely to protect the shareholders' legitimate interests in preserving the value of the portion of their business not sold to ACG, and (iii) that such covenant has been and shall be limited to the maximum extent necessary to protect such interests. If, however, a court of competent jurisdiction shall adjudge to be invalid or illegal any clause, sentence, subparagraph, paragraph or section of this Agreement, such judgment or decree shall not affect, impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, subparagraph, paragraph, or section so adjudged to be invalid.

         6.       Miscellaneous.

                  6.1 Nothing in this Agreement shall be construed to create any franchise, joint venture, trust or commercial partnership or any other partnership or employment relationship for any purpose whatsoever.

                  6.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (without regard to Oklahoma's principles of conflicts of laws) and of the United States of America.

                  6.3 Neither party may assign any of its rights or duties under this Agreement without the prior written consent of the other party. The Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

                  6.4 Neither party hereto shall be liable to the other for failure to perform any of its obligations hereunder to the extent performance is prevented due to force majeure. "Force majeure" shall mean causes that are beyond the reasonable control of the party claiming force majeure and that could not have been avoided or prevented by reasonable foresight, planning or implementation of the party claiming force majeure. Such causes shall include but not be limited to acts of God, war (declared or undeclared), insurrections, hostilities, strikes or lockouts (other than strikes by or lockouts of such party's employees, which strikes or lockouts shall be deemed not to be force majeure events), riots, fire, storm, power failure, and interference or hindrance by any governmental authority.

                  6.5 THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT AND UNDERSTANDING OF THE PARTIES HERETO IN RESPECT OF THE SUBJECT MATTER CONTAINED HEREIN AND SUPERSEDES ALL PRIOR AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER. THE PARTIES AGREE THAT THERE IS NO ORAL OR OTHER AGREEMENT BETWEEN THE PARTIES WHICH HAS NOT BEEN INCORPORATED INTO THIS AGREEMENT. This Agreement may be modified or amended only by a duly authorized written instrument executed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                    ADVANCED COMMUNICATIONS GROUP, INC.



                                    By:
                                       ---------------------------------------
                                    Name:  Richard P. Anthony
                                    Title: Chairman and Chief Executive Officer

                                    FEIST PUBLICATIONS, INC.


                                    By:
                                       ---------------------------------------
                                    Name:  Tom Feist
                                    Title: President

                                   ANNEX VII

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is entered into as of January ____, 1998 by and between Todd J. Feist (the "Employee") and Feist Long Distance Service, Inc., a Kansas corporation (the "Company") (collectively referred to as the "Parties") for the benefit of the Parties, 1+ USA V Acquisition Corp., a Delaware corporation ("Acquisition Subsidiary"), Advanced Communications Corp. ("Corp.") and Advanced Communications Group, Inc.


                                    RECITALS

         WHEREAS, pursuant to an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto (as amended, the "Original Merger Agreement"), Acquisition Subsidiary and Employee entered into an Employment Agreement dated June 12, 1997 (the "Original Employment Agreement") which contemplated a merger (the "Merger") between Feist Long Distance Service, Inc. and the Acquisition Subsidiary, which is a wholly owned subsidiary of Advanced Communications Corp. (formerly named Advanced Communications Group, Inc.);

         WHEREAS, the parties amended and restated the Original Merger Agreement pursuant to an Agreement and Plan of Exchange dated as of October 6, 1997 by and among Advanced Communications Group, Inc., Advanced Communications Corp., Acquisition Subsidiary, Feist, Thomas J. Feist, Roberta Feist and certain other stockholders of Feist, as amended by the First Amendment to Agreement and Plan of Exchange dated as of the date hereof (collectively, the "Restated Acquisition Agreement");

         WHEREAS, the Restated Acquisition Agreement superseded all provisions relating to the Merger and now provides for the acquisition of all of the issued and outstanding shares of Feist by a subsidiary of Advanced Communications Corp. named Advanced Communications Group, Inc.;

         WHEREAS, the parties wish to terminate the Original Employment Agreement and replace it with the terms and provisions of this Agreement effective upon the initial public offering of the common stock of Advanced Communications Group, Inc.;

         WHEREAS, all defined terms used herein that are not otherwise defined herein shall have the meanings assigned them in the Restated Acquisition Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, Company and Employee agree as follows:

1.       Termination of Employment.

         1.1 The Original Employment Agreement and Employee's employment pursuant thereto are hereby terminated, without any further action by any of the parties, effective upon the consummation of the initial public offering of common stock, $.0001 par value, of Advanced Communications Group, Inc. (the "Offering"). The parties agree that Employee shall not be entitled to any compensation or benefits whatsoever as a result of his termination other than payment of his salary of $1,000 per month accrued through the date of termination. Accordingly, the parties agree that upon such termination, Employee shall be deemed to have released and waived all his claims, contingent or matured, known or unknown against Acquisition Subsidiary or Corp. under the Original Employment Agreement, except for any claims for unpaid salary accrued prior to the termination of the Original Employment Agreement and his employment.

         1.2 In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Employee and the Company, and effective upon the Offering, the Company employs Employee, and Employee accepts employment subject to the terms and conditions of this Agreement. Further, effective upon the Offering, this Agreement will supersede and replace the existing employment agreement between the Company and Employee, and no compensation or other consideration thereunder that has not accrued prior to the date of termination shall be payable to Employee as a result of its termination. Unless the context otherwise clearly requires, all references to ACG in this Agreement shall include Advanced Communications Group, Inc., ACG Corp., Acquisition Subsidiary, and ACG's subsidiaries from time to time, including Feist.

2.       Term.

         This following provisions of this Agreement shall commence and become effective on the Closing Date and shall end on the fifth anniversary thereof. Such term of employment may be renewed for successive periods of one year thereafter upon the mutual agreement of the Parties.

3. Compensation and other Benefits.

         3.1 As compensation for his services to the Company under this Agreement, the Company shall pay to Employee during the term of this Agreement a base salary ("Base Salary") of not less than $110,000 per annum, payable in equal semi-monthly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of ACG for any employee benefit plans.

         3.2 After the first twelve consecutive months of employment after the Closing Date, and after every consecutive twelve-month period thereafter, Employee shall be eligible to receive a potential cash bonus up to 63% of Employee's Base Salary ("Bonus") to be based upon his performance as determined by the Compensation Committee of the Board of Directors ("Compensation Committee") of ACG. The standards required to be met by Employee to qualify for the cash bonus potential will be communicated to Employee prior to the commencement of such twelve-month period, beginning in 1998. Employee agrees that the decision as to whether to award a Bonus and the percentage amount thereof will be made by the Compensation Committee and will be based upon the criteria set by such committee.

         3.3 Employee will be entitled to two weeks of paid vacation annually during the term of this Agreement.

         3.4 Pursuant to the Original Agreement, Employee was awarded 250,000 options to acquire common stock in ACG Corp. for a price of $2.50 per share. These options are hereby canceled and surrendered. In substitution therefor, the Acquisition Subsidiary and Corp. will cause Advanced Communications Group, Inc. to award Employee 250,000 options to acquire Advanced Communications Group, Inc. common stock, par value $.0001, having a term of ten years, and exercisable six months after the date of the Offering; provided, however, that the vesting of such options will be accelerated in the event of the termination of Employee's employment hereunder pursuant to Section 6.1(d), and in the event of any other termination no options shall vest after the date of termination. The options shall, except as provided herein, be granted pursuant to ACG's 1997 Stock Awards Plan, which is substantively identical to the copy of Corp's 1997 Stock Awards Plan heretofore delivered to Employee.

         3.5 Employee shall receive benefits commensurate with his level of employment under any health plan of ACG.

         3.6 If ACG completes an initial underwritten public offering of ACG common stock, par value $.0001 per share (the "IPO") prior to February 20, 1998, the Company shall pay the Employee a one-time bonus of $50,000 within two weeks after the closing of the IPO.

4.       Duties and Extent of Service.

Employee shall hold the office of President of the Company. In addition, Employee shall serve Advanced Communications Group, Inc. at no additional compensation as its Vice President -- Kansas/Telecommunication Services Group. Employee agrees to perform the duties incidental to his positions, as determined from time to time by the Chief Executive Officer of Advanced Communications Group, Inc. Employee shall devote such time, attention, and energy to the business of ACG as are required to perform his duties and responsibilities hereunder and shall not after the Closing Date and during the remaining term of this Agreement be engaged, directly or indirectly, in any other business activity if pursued for gain, profit, or other pecuniary advantage without the prior written consent of the Chief Executive Officer of Advanced Communications Group, Inc.; provided, however, that Employee shall be permitted to continue to serve as a member of the Board of Directors of Feist Publications, Inc. and receive compensation for serving in such capacity. In any event, after the Closing Date, Employee shall not take any action inconsistent with Employee's relationship and responsibilities as an employee of the Company and ACG or take any action which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of ACG.

5.       Protection of Confidential Information and Employee Non-Competition.

         5.1 Employee recognizes and acknowledges that he will have access to certain confidential information and trade secrets of ACG ("Confidential Information"). Such Confidential Information includes, but is not limited to: customer names; contracts; products purchased by customers; production capabilities and processes; customer account and credit data; referral sources; computer programs and software; names and information relating to potential acquisition candidates; financing sources and other business relationships; information relating to confidential or secret designs, processes, formulae, plans, devices, or materials of ACG's business and marketing plans, confidential information and trade secrets relating to the distribution and marketing of ACG's products and services; patents pending; confidential characteristics of ACG's products and services; customer comments; troubleshooting requirements; product and service development; market development; manuals written by ACG; management, accounting, and reporting systems, procedures, and programs; off net contracts, leases, marketing agreements, sales employee compensation information, plans, and programs; marketing and financial analysis, plans, research, programs, and related information and data; forms, agreements, and legal documents; regulatory and supervisory reports; correspondence; statements; corporate books and records; and other similar information.

         5.2 Employee acknowledges and agrees that this Confidential Information constitutes valuable, special, and unique property of ACG.

         5.3 Employee will not, at any time during or after the term of this Agreement or his employment with ACG, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose.

         5.4 The foregoing restrictions shall not apply to: (a) any information in Employee's possession before its disclosure to Employee by ACG or the Company or (b) information that is or shall lawfully be published or become part of the general knowledge through no act or omission of Employee. The Confidential Information disclosed to Employee under this Agreement is not within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in Employee's possession or merely because portions thereof are in the public domain or in Employee's possession.

         5.5 To protect the confidentiality of the Confidential Information, Employee further agrees that while employed by ACG and for a period of three years immediately after the termination of this Agreement or his employment with ACG, regardless of whether such termination of employment is voluntary or involuntary, he will not, for himself, or on behalf of any other person, firm, partnership, company, or corporation (i) generally compete in any manner whatsoever with ACG or solicit, accept, divert, or take away from ACG the business of any person, company, or business; (ii) directly or indirectly induce or attempt to influence any employee, officer, director, consultant, agent, vendor or other entity related to ACG to terminate his or her employment or association in any manner whatsoever with ACG; or (iii) engage in any commercial or technical activity involving the development, formulation, manufacture, production, distribution, marketing or sale of any product and services that ACG designs, produces, manufactures, distributes, markets or sells during the term of this Agreement or Employee's employment with ACG. The prescribed territory in which Employee shall not compete with ACG as outlined in this Paragraph 5.5 shall consist of all of those areas of the United States in which ACG is doing business at the time of Employee's termination of employment. Notwithstanding anything to the contrary in this Paragraph 5.5, the provisions of this Paragraph 5.5 shall not apply to Employee (a) until the Closing Date and (b) if the Company declines to renew this Agreement upon the expiration of its stated term. The obligations of Employee pursuant to this Agreement are additional to the obligations described in Sections 12 and 13 of the Restated Acquisition Agreement.

         5.6 Employee understands and acknowledges that, due to the unique nature of the products and services provided by ACG and the need for sales personnel to have a relatively high degree of technical knowledge concerning these products and services, employment by ACG, including the special training, knowledge, and confidential information that will be acquired in the course of such employment, will give Employee distinct and substantial advantages for potential sales activities concerning such products and services. Employee further understands and acknowledges that: because of the definition of products and services covered by this Agreement, the highly specialized nature of those products and services, the limited size and number of business entities in the business of developing and/or selling those products and services, and the much more numerous opportunities for Employee to work in his trade with respect to products and services not covered by this Agreement, the limitations as to time and geographic area contained in Paragraph 5.5 are reasonable and are not unduly onerous on Employee. Employee therefore agrees that the limitations as to time, geographic area, and scope of activity contained in Paragraph 5.5 do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other business interests of ACG. Employee also agrees that in light of the facts acknowledged above, the substantial investment of ACG in developing its business and providing special training to Employee, and the certain and substantial harm that ACG would suffer if Employee were to engage in any of the activities described in Paragraph 5.5, ACG's need for the protection afforded by Paragraph 5.5 is greater than any hardship Employee might experience by complying with its terms. Employee also agrees that, if any provision of the covenant set forth in Paragraph
                  5.5 is found to be invalid in part or whole, ACG may elect, but shall not be required, to have such provision reformed, whether as to time, geographic area, scope of activity, or otherwise, as and to the extent required for its validity under applicable law, and, as so reformed, such provisions shall be enforceable.

         5.7 Employee acknowledges that a violation or attempted violation on his part of any provision in this Paragraph 5 may cause irreparable damage to ACG. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Paragraph 5, Employee agrees that ACG shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or his agents, without showing any evidence of actual monetary loss resulting from such breach, including, but not limited to, restraining Employee from using or disclosing, in whole or in part, such Confidential Information or trade secrets; rendering any services to any person, firm, corporation, or other entity to whom any of such information may have been disclosed or is threatened to be disclosed; and/or violating the non-competition provision. Nothing herein shall be construed as prohibiting ACG from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages and attorneys' fees from Employee.

6.       Termination of Employment.

         6.1 Employee's employment under this Agreement shall terminate on the occurrence of any of the following events:

                  (a) End of Term: If the term of employment under the Agreement or any term of renewal ends.

                  (b) Death or Disability of Employee: If Employee dies or becomes disabled such that he no longer is reasonably able to perform his duties as contemplated by this Agreement, the Company shall pay to Employee, or to the estate of Employee if he dies, that part of his Base Salary which would otherwise be payable to Employee through the end of the month in which his death or disability occurs, after giving effect to accrued sick leave benefits and accrued vacation time, if any. Upon such payment, as well as applicable insurance benefits, if any, all obligations of ACG to the Employee or his estate shall be fully satisfied, and this Agreement shall terminate.

                  (c) Resignation of Employee: If Employee resigns prior to the end of the term of this Agreement, this Agreement shall terminate immediately, and the Company shall pay to Employee that part of his Base Salary which would otherwise be payable to Employee through the effective date of his resignation. Upon such payment, all obligations in any manner whatsoever of ACG to Employee shall be fully satisfied.

                  (d) Change in Ownership, Management, or Employee's Responsibilities: If there is a change in the ownership or management of ACG after the Closing Date, and either of these changes significantly alters Employee's job responsibilities or compensation, Employee may resign from his positions within 60 days of such a change. If Employee resigns pursuant to this paragraph, the Company will continue to provide Employee with his monthly compensation for a period of one year after the initial date of any such change. Employee is not entitled to receive any Bonus if he resigns as provided in this paragraph. For the period after Employee's resignation during which Employee will be paid, Employee will not have any authority to act on behalf of the Company.

                  (e)      Termination by the Company "With Cause" If Employee
                           (i) violates any provision of this Agreement; (ii) fails to perform the services required of him pursuant to this Agreement; (iii) commits acts of fraud or dishonesty against ACG; (iv) is convicted of a crime other than a routine traffic violation; and/or (v) violates any policies of ACG as outlined in any ACG policy handbook, ACG may terminate the employment of Employee with cause. If Employee is terminated "with cause," Employee shall not be entitled to receive any further salary or benefits under this Agreement other than payment for that part of Employee's compensation that would otherwise be payable to Employee through the last date of his employment with ACG. Upon such payment, all obligations of ACG to Employee shall be fully satisfied, and this Agreement will terminate. Employee shall not be entitled to receive any Bonus or accrued vacation pay if his termination is "with cause."

                  (f) Termination by the Company Without Cause. In the event the Company terminates Employee's employment for any reason other than described in (e) above, Employee shall be entitled to that part of the Base Salary payable to Employee through the last date of his employment and such compensation shall continue thereafter for a period of six (6) months from termination.

         6.2 Termination of this Agreement shall not relieve Employee of any continuing obligations expressly provided in this Agreement, including, without limitation, those set forth in Paragraphs 5.1 through 5.6.

7. Return of ACG Property.

         7.1 All data, drawings, documents, contracts, computerized data, information printouts, and tapes, tape recordings, documents, data, accounting records, personnel files, computer terminals, equipment, and other records and written material prepared or compiled by Employee or furnished to Employee while in the employ of ACG shall be the sole and exclusive property of ACG, and none of such data, drawings or other records and written material, or copies thereof, shall be retained by Employee upon termination of his employment. This ACG property shall not be removed from ACG premises without ACG's prior written consent.

         7.2 Upon termination of this Agreement or whenever requested by ACG, Employee immediately shall deliver to ACG all of the ACG property or any of ACG's documents in Employee's possession or under Employee's control, including, but not limited to, all documents or data, Confidential Information, accounting records, computer terminals, data, discs, printouts and tapes, accounting machines, and all office furniture and fixtures, supplies, equipment, and other personal property placed in the office of ACG. No copies of any such data shall be retained by Employee.

8.       Notices.

Any notice required or permitted to be given under this Agreement shall be in writing and addressed to Employee at 10201 Peppertree, Wichita, Kansas 67226, and to the Company, c/o Rod K. Cutsinger, 3355 West Alabama, Suite 580, Houston, Texas 77098, or to such other address as either party shall designate by written notice to the other. Notices may be sent by messenger or by registered or certified mail, postage prepaid, addressed to the party or parties to be notified, with return receipt requested. Notices sent by messenger shall be deemed received upon their actual receipt of the party to whom they are directed. Notices sent by registered or certified mail shall be deemed received on the third day following their deposit with the United States Postal Service.

9.       Arbitration.

Exclusive jurisdiction with respect to any dispute, controversy, or claim brought by ACG or Employee concerning the subject matter contained in this Agreement, including, but not limited to, Employee's employment, termination from, and/or affiliation with ACG, shall be settled by arbitration in Houston, Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Any and all charges that may be made for the cost of the arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties; attorneys' fees and witness expenses shall be borne by the party incurring them.

10.      Miscellaneous.

         10.1 The rights and obligations of ACG under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of ACG. This Agreement shall be binding upon the Employee and his agents, heirs, executors, administrators and legal representatives. The rights and obligations of Employee hereunder shall not be assignable by Employee.

         10.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         10.3 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

         10.4 This Agreement contains the entire agreement of the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no other warranties, representations, covenants or agreements among ACG, the Employee and Rod K. Cutsinger in connection with the subject matter hereof.

         10.5 The waiver by ACG of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by ACG of any subsequent breach by Employee.

         10.6 If a court of competent jurisdiction shall adjudge to be invalid any clause, sentence, subparagraph, paragraph or section of this Agreement, such judgment or decree shall not affect, impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, subparagraph, paragraph, or section so adjudged to be invalid.

         The Parties have executed this Agreement to be effective as of the day and year first above written.


FEIST LONG DISTANCE SERVICE, INC.



-----------------------------------      -----------------------------------
By:      Todd J. Feist                             Todd J. Feist
Its:     President

               "COMPANY"                            "EMPLOYEE"

The following corporations execute this Agreement to evidence their awareness of and consent to its terms:


ADVANCED COMMUNICATIONS GROUP, INC.


-----------------------------------
Name:    Richard P. Anthony
Title:   Chairman

ADVANCED COMMUNICATIONS CORP.



-----------------------------------
Name:    Rod K. Cutsinger
Title:   Chairman

1+ USA ACQUISITION V CORP.



-----------------------------------
Name:    Rod K. Cutsinger
Title:   Chairman